EXHIBIT 8


                                 LOAN AGREEMENT

This Loan Agreement is made and entered into 6th day of November, 1997, by and between GeoCities, a California corporation having its principal offices at 1918 Main Street, 3rd Floor, Santa Monica, CA 90405-1030 ("GeoCities"), and SOFTBANK Corporation, a Japanese corporation having its principal offices at 24-1, Nihonbashi-Hakozakicho, Chuo-ku, Tokyo 103, Japan ("SOFTBANK").

SOFTBANK established a Japanese corporation named GeoCities Japan Corporation as its completely owned subsidiary on June 16, 1997 ("GeoCities Japan");

GeoCities and SOFTBANK entered into the joint venture agreement dated November 6, 1997 (the "JV Agreement"), under which GeoCities agrees to pay SOFTBANK eighty million Japanese Yen (Y80,000,000.-) for the purchase of forty percent (40%) of the total outstanding shares of GeoCities Japan from SOFTBANK (the "Obligation"); and

GeoCities intends to borrow eighty million Japanese Yen (Y80,000,000.-) in cash from SOFTBANK in order to perform the Obligation and SOFTBANK is willing to lend such amount of money in cash to GeoCities pursuant to the terms and conditions hereunder;

The parties hereby agree as follows:

1.   Loan.

Subject to the terms and conditions hereunder, SOFTBANK hereby offers to make an advance to GeoCities in an amount equal to eighty million Japanese Yen (Y80,000,000.-) (the "Loan"). SOFTBANK shall remit the Loan in the currency of Japanese Yen upon the first business day following the date of execution of this Agreement, by wire transfer to the bank account designated by GeoCities for such purpose. GeoCities agrees that the purpose of the Loan shall be solely to secure GeoCities' performance of the Obligation and that no part of the Loan shall be used for any purpose other than the performance of the Obligation.

2.   Repayment of Loan.

The Loan shall be repaid by GeoCities upon occurrence of a Significant Financing Event. Significant Financing Event shall mean a non-US IPO or private placement that raises at least one billion five hundred million Japanese Yen (Y1,500,000,000.-) for GeoCities Japan. In the event that GeoCities Japan does not have a Significant Financing Event on or prior to March 31, 2000, SOFTBANK will forgive, on April 1, 2000, the repayment of the Loan. Any repayment of the Loan under this Agreement shall be made in Japanese Yen at the exchange rate in effect on the day of the repayment by wire transfer to the bank account designated by SOFTBANK for such purpose.

3.   Interest.

The Loan shall, unless otherwise agreed in writing between the parties hereto, bear interest at the rate of five and five tenth percent (5.5%) per year from the date upon which the Loan is made up to and including the date of the actual repayment. Such interest shall be payable only upon repayment of the Loan and not if the Loan is forgiven in accordance with this Agreement.

4.   Representations and Covenants.


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GeoCities shall represent and covenant for the benefit of SOFTBANK as follows:

(a) No event shall have occurred which constitutes, or which, with the giving of notice or the lapse of time, or both, would constitute, an Event of Default, as defined below, under this Agreement;
(b) All documents delivered to SOFTBANK prior to the date of remittance of the Loan shall continue to be in full force and effect; and
(c) Any part of the Loan shall not be used in any way for any purpose other than GeoCities performance of the Obligation in accordance with the conditions under the JV Agreement.

5.   Conditions to Loan.

SOFTBANK's obligation to make available the Loan is subject to the fulfillment of the following conditions:

(a) Any and all of the representations of GeoCities contained in this Agreement shall have been true and correct in all material respects on or prior to the date of remittance of the Loan; and
(b) The JV Agreement shall be effective between GeoCities and SOFTBANK on the making of the Loan.

6.   Event of Default.

Each of the following events (whatever reason for such event, whether voluntary or involuntary or whether effected by operation of law or pursuant to the order of any government agency or otherwise) shall constitute an "Event of Default" under this Agreement:

(a) GeoCities breaches any of the material conditions of (i) the Joint Venture Agreement, (ii) this Loan Agreement or (iii) the Licensing Agreement between GeoCities and GeoCities Japan under which GeoCities grants GeoCities Japan, among other things, the exclusive rights to use, copy and distribute the Japanese version of the services that GeoCities distributes through its Internet homepage located in the USA, and GeoCities fails to cure such breach within sixty (60) days of receiving notice of the breach, or longer, if the breach cannot be reasonably cured within sixty (60) days and GeoCities is making diligent efforts to cure it; (b) GeoCities makes an assignment for the benefit of any of its creditors, files any petition under the bankruptcy or insolvency laws of any jurisdiction, has a receiver or trustee to be appointed for its business or property, or is adjudicated to be bankrupt or insolvent; or (c) All or substantial part of the shares to be purchased by GeoCities under the JV Agreement has been sold or assigned from GeoCities to any third party without the prior written consent of SOFTBANK.

7.   Consequence of Default.

If any Event of Default shall occur, SOFTBANK may by notice to GeoCities declare the Loan to be immediately due and payable together with any interest accruing in accordance with Section 3 above and the Loan and such interest amount shall thereupon become due and payable without presentment, demand, protest or notice of any kind, other than the notice specifically required by this Section 7, all of which are expressly waived by GeoCities.

8.   Notice.

Any and all notices, requests, demands and other communications required or otherwise


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contemplated  to be made under this Agreement shall be in writing and in English and shall be deemed to have been duly given (a) if delivered personally, when received, (b) if transmitted by facsimile, upon receipt of a confirmation of receipt, (c) if sent by registered airmail, return receipt requested, postage prepaid, on the sixth business day following the date of deposit in the mail or
(d) if by international courier service, on the second business day following the date of deposit with such courier service, or such earlier delivery date as may be confirmed to the sender by such courier service. All such notices, requests, demands and other communications shall be addressed as follows:

(i)       If to SOFTBANK:

          SOFTBANK Corporation
          24-1, Nihonbashi-Hakozakicho
          Chuo-ku, Tokyo 103, Japan

          Attention:  Mr. Masayoshi Son
                      President and Chief Executive Officer

                      Telephone:  (813) 5642-8020
                                  (813) 5641-3400

(ii)      If to GeoCities:

          GeoCities
          1918 Main Street Third Floor
          Santa Monica, CA 90405-1030
          USA

          Attention:  David Bohnett, President and Chief Executive Officer

          Telephone:  310-664-6500, Ext. 201
          Facsimile:  310-664-6521

          With a copy to:

          GeoCities
          1918 Main Street Third Floor
          Santa Monica, CA 90405-1030
          USA

          Attention:  Ed Pierce, General Counsel

          Telephone:  310-664-6500, Ex. 251
          Facsimile:  310-664-6520

         Or in each case to such other address or facsimile number as the party may have furnished to the other party in writing.

9.   General Provisions.

     (1) No waiver of either party, whether expressed or implied, of any provision of this Agreement, or of any breach or default, shall constitute a continuing waiver of such breach or default of such provision or any other future breach under this Agreement.


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


     (2) Neither party shall assign any of its rights or obligations under this Agreement without the other party's prior written consent.
     (3) This Agreement shall constitute the entire agreement between the parties hereto relating to the subject matter hereof, and supercedes any and all prior negotiation, representations, warranties, undertakings or agreements, written or oral, between the parties.
     (4) This Agreement may be amended, modified or changed only by a written instrument duly executed by the authorized representatives of both parties.
     (5) If any provision or any portion thereof shall be held to be void or unenforceable in any jurisdiction, the remaining provisions of this Agreement shall continue in full force and effect.
     (6) This Agreement is executed and signed in English, and only such English version shall be deemed and constitute the original copy of this Agreement.
     (7) This Agreement shall be governed by and construed in accordance with the laws of Japan.
     (8) All disputes between the parties hereto arising directly or indirectly out of this Agreement shall be settled by the parties amicably through good faith discussions upon the written request or either party. In the event that any such dispute cannot be resolved thereby within a period of thirty (30) days after such notice has been given, such dispute shall be finally settled by arbitration by three arbitrators. If GeoCities commences such arbitration, it shall be held in Japan, using the English language, and in accordance with the rules then in effect of the Japan Commercial Arbitration Association. If SOFTBANK commences such arbitration, it shall be held in the U.S.A., using the English language, and in accordance with the rules then in effect of the American Arbitration Association.
     (9) In the event any litigation is brought by either party in connection with this Agreement, the prevailing party in such litigation shall be entitled to recover from the other party all the costs, attorney's fees and other expenses incurred by such prevailing party in the litigation.
     (10) Headings of the  Sections  used in this  Agreement  are  inserted  for convenience  of  reference  only  and  shall  in  no  way  affect  the
          interpretation   hereof.
     (11) This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

In witness whereof, the parties have caused this Agreement to be duly executed as of the day and year first written above.

GEOCITIES                                   SOFTBANK CORPORATION

By: /s/ David Bohnett                       By: /s/ Masayoshi Son
    ---------------------------                 -------------------------------
Name:  David Bohnett                        Name:  Masayoshi Son
       ------------------------                    ----------------------------
Title: President & CEO                      Title: President
       ------------------------                    ----------------------------


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